Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Martha Stewart Living Omnimedia, Inc. 1999 Non-Employee Director Stock and Option Compensation Plan of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc., Martha Stewart Living Omnimedia, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
Ernst & Young LLP
New York, New York
November 6, 2006